CST Brands, Inc.
One Valero Way
Building D, Suite 200
San Antonio, TX 78249
Re:    Registration Statement on Form S-4 by CST Brands, Inc.
Ladies and Gentlemen:
We have acted as counsel to CST Arkansas Stations, LLC, an Arkansas limited liability company (the “Company”), a subsidiary of CST Brands, Inc., a Delaware corporation (“CST”), in connection with the Company’s guarantee (the “Guarantee”) of the $550.0 million aggregate principal amount of CST’s 5.0% Senior Notes due 2023 (the “Exchange Notes”) offered pursuant to a Registration Statement on Form S-4 of CST, the Company and the other subsidiaries of CST named as guarantors (collectively with the Company, the “Guarantors”) filed with the Securities and Exchange Commission (the “Commission”) on September 13, 2013, and amended on October 18, 2013 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to CST’s offer to exchange (the “Exchange Offer”) the Exchange Notes, for a like principal amount of the Company’s issued and outstanding 5.0% Senior Notes due 2023. The Exchange Notes will be issued pursuant to the Indenture dated May 1, 2013 (the “Indenture”), by and among CST, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), which provides for the guarantee of the Exchange Notes by each of the Guarantors (the “Guarantees”) to the extent set forth in the Indenture. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.
For purposes of this opinion, we have examined originals or copies, the authenticity of which have been established to our satisfaction, of the Registration Statement; the Indenture; the Registration Rights Agreement dated May 1, 2013, by and among CST, the Guarantors and the Initial Purchasers of the Exchange Notes; the First Supplemental Indenture dated September 13, 2013, among Real Estate Ventures, LLC, ELR, LLC, CST, the existing Guarantors (as defined in the Indenture) and U.S. Bank National Association, as Trustee; the Articles of Organization (the “Articles”) and the Limited Liability Company Agreement (the “Company Agreement”) of the Company; and such other documents, corporate records, certificates of officers of the Company and public officials, and other instruments as we have deemed necessary to express the opinions set forth herein.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, except with respect to the Company, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and, except with respect to the Company, have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without investigation or duty to investigate, upon statements and representations of officers and other representatives of the Company and others and of public officials.
In expressing our opinions herein, we express no opinion as to compliance with federal and state securities laws. The opinions expressed herein are limited to the laws of the State of Arkansas and the federal laws of the United States that are normally applicable to transactions of the type contemplated by the Exchange Offer (the “Applicable Law”). Members of our firm are admitted to the practice of law in the State of Arkansas and we do not express any opinion as to the laws of any other jurisdiction other than the Applicable Law to the extent referred to specifically herein. Insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Law, we have assumed, without investigation or duty to investigate, that such laws do not affect any of the opinions set forth herein.
Our opinions are rendered as of the date hereof and are based upon Applicable Law and relevant documents as they exist as of the date hereof. Our opinions are subject to future changes in law or fact, and we disclaim any obligation to advise you of or update this opinion for any changes of Applicable Law or facts which may affect matters or opinions set forth herein. The term “our firm” means the law firm of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. as it exists on the date of this opinion letter.
We do not express any opinion as to the enforceability of the Indenture, the Exchange Notes or the Guarantees.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

(1)
The Company (i) is existing and in good standing under the laws of the State of Arkansas, and (ii) has the requisite company power and authority to execute, deliver and perform its obligations under the Indenture, the Exchange Note and the Guarantee.

(2)	The Indenture has been duly authorized, validly executed and delivered by the Company.

(3)	The Guarantee has been duly and validly authorized by the Company and has been duly executed and delivered by the Company by virtue of its execution and delivery of the Indenture.

(4)
The Guarantee, when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes in accordance with the Exchange Offer and the Indenture, will not result in a breach or violation of any of the terms and provisions of the Articles and the Company Agreement, or in a breach or violation by the Company of any statute, rule or regulation of any governmental agency or body of the State of Arkansas applicable to the Company.

(5)
No consent, approval, authorization or order of, or filing with, any governmental agency, body or court of the State of Arkansas is required for the consummation by the Company of the transactions contemplated by the Indenture, the Exchange Note or the Guarantee in connection with the offering and issuance of the Guarantee by the Company, except such as may be required under state securities laws and except for the order of the Commission declaring effective the Registration Statement.

We hereby consent to the use of our name in the Registration Statement as counsel who has expressed an opinion upon certain legal matters in connection with the issue and sale of the Exchange Notes (including specifically the reference contained under the caption “Legal Matters”) and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder. We further consent to the reliance on our opinion letter by Jackson Walker L.L.P., counsel to CST, for purposes of its opinion letter filed as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Mitchell, Williams, Selig,
Gates & Woodyard, P.L.L.C.

MITCHELL, WILLIAMS, SELIG,
GATES & WOODYARD, P.L.L.C.